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Met-Coil Systems Corporation
Exhibit 11 - Computation of Income (Loss) Per Common and Common Equivalent Share
(In thousands, except per share amounts)
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

                                                                  Three Months Ended      Nine Months Ended
                                                                  Feb. 28,  Feb. 29,    Feb. 28,    Feb. 29,
                                                                    1997      1996       1997        1996
Common shares outstanding, beginning of period                      3,127     3,036       3,031       2,905

Weighted average of common shares issued                               12        22          97         106

Weighted average common equivalent shares attributable to stock
  options granted, computed using the treasury stock m                  0         0           0           0


Weighted average number of shares                                   3,139     3,058       3,128       3,011


Income (loss) applicable to common stock                          $(1,359)  $ 2,322   $    (864)  $     495


Net income (loss) per common share                                $ (0.43)  $  0.76   $   (0.28)  $    0.16


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